SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 2)


                                  NDS Group Plc


 -------------------------------------------------------------------------------
                                (Name of Issuer)


              Series A ordinary shares of $.01 par value per share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    628891103

 -------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2007
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)

          [x]  Rule 13d-1(c)

          [ ]  Rule 13d-1(d)

CUSIP No. 628891103

          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Egerton Capital Limited Partnership

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,459,508

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,459,508

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,459,508

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.17%

12.  TYPE OF REPORTING PERSON

     PN

CUSIP No. 628891103

          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Egerton Capital Limited

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,459,508

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,459,508

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,459,508

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.17%

12.  TYPE OF REPORTING PERSON

     CO

 CUSIP No. 628891103

           ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     John Armitage

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [x]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,459,508

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,459,508

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,459,508

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.17%

12.  TYPE OF REPORTING PERSON

     IN

CUSIP No. 628891103

          ---------------------


Item 1(a).  Name of Issuer:


            NDS Group Plc
            -------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:


            One Heathrow Boulevard, 285 Bath Road, West Drayton
            Middlesex, United Kingdom UB7 0DQ
            -------------------------------------------------------------------


Item 2(a).  Name of Persons Filing:

            Egerton Capital Limited Partnership
            Egerton Capital Limited
            John Armitage
            -------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            2 George Yard
            Lombard Street
            London, England EC3V 9DH
            -------------------------------------------------------------------

Item 2(c).  Citizenship:


            United Kingdom
            -------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:


            Series A ordinary shares of $.01 par value per share
            -------------------------------------------------------------------

Item 2(e).  CUSIP Number:


            628891103
            -------------------------------------------------------------------


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Egerton Capital Limited Partnership 1,459,508
          Egerton Capital Limited 1,459,508
          John Armitage 1,459,508
-------------------------------------------------------------------

     (b)  Percent of class:

          Egerton Capital Limited Partnership  9.17%
          Egerton Capital Limited 9.17%
          John Armitage 9.17%
-------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:
                      Egerton Capital Limited Partnership 0
                      Egerton Capital Limited 0
                      John Armitage 0

          (ii)  Shared power to vote or to direct the vote:
                     Egerton Capital Limited Partnership 1,459,508 Egerton Capital Limited 1,459,508
                     John Armitage 1,459,508

          (iii) Sole power to dispose or to direct the disposition of:
                    Egerton Capital Limited Partnership 0
                    Egerton Capital Limited 0
                    John Armitage 0

          (iv) Shared power to dispose or to direct the disposition of
                    Egerton Capital Limited Partnership 1,459,508
                    Egerton Capital Limited 1,459,508
                    John Armitage 1,459,508


Item 5.  Ownership of Five Percent or Less of a Class.

          N/A
         -------------------------------------------------------------------


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

          N/A
         -------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

          N/A
         -------------------------------------------------------------------


Item 8.  Identification  and  Classification  of Members of the Group.

          N/A
         -------------------------------------------------------------------


Item 9.  Notice of Dissolution of Group.

          N/A
          -------------------------------------------------------------------

Item 10.  Certifications.

     By signing below, each reporting person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

EGERTON CAPITAL LIMITED PARTNERSHIP
By: Egerton Capital Limited

/s/ John Armitage
---------------------
By: John Armitage
Title:  Managing Director


EGERTON CAPITAL LIMITED *

/s/ John Armitage
---------------------
By: John Armitage
Title:  Managing Director


/s/ John Armitage *
---------------------
John Armitage


Date:  February 8, 2008



*The Reporting Persons disclaim beneficial ownership in the common stock reported herein except to the extent of their pecuniary interest therein.

                                                                      EXHIBIT A

                                    AGREEMENT

The undersigned agree that this Schedule 13G dated February 13, 2008 relating to Series A ordinary shares of $.01 par value per share of NDS Group Plc shall be filed on behalf of the undersigned.

EGERTON CAPITAL LIMITED PARTNERSHIP
By: Egerton Capital Limited

/s/ John Armitage
---------------------
By: John Armitage
Title:  Managing Director


EGERTON CAPITAL LIMITED

/s/ John Armitage
---------------------
By: John Armitage
Title:  Managing Director


/s/ John Armitage
---------------------
John Armitage


Date: February 13, 2008

SK 01373 0001 853263